Exhibit 5.i.(a)

[Letterhead of Kirkland & Ellis]

June 12, 2003

Terra Capital, Inc.

and each of the Guarantors

of the Exchange Notes

600 Fourth Street, P.O. Box 6000

Sioux City, Iowa 51102

Re:                    REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Terra Capital, Inc., a Delaware corporation (the “Issuer”), and each of the other guarantors listed on Schedule A hereto (such guarantors are hereinafter referred to as the “Guarantors” and the Guarantors, together with the Issuer, are hereinafter referred to as the “Registrants”), in connection with the proposed registration by the Issuer of $202,000,000 in aggregate principal amount of the Issuer’s 11½% Second Priority Senior Secured Notes due 2010 (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 (Registration No. 333-105844) originally filed with the Securities and Exchange Commission (the “Commission”) on June 5, 2003, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to an indenture (as amended and supplemented from time to time, the “Indenture”), dated as of May 21, 2003, between the Issuer, the Guarantors and U.S. Bank National Association, as trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 11½% Second Priority Senior Secured Notes due 2010 (the “Old Notes”), of which $202,000,000 in aggregate principal amount is outstanding.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Articles of Incorporation and By-Laws of the Registrants, (ii) minutes and records of the corporate proceedings of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, and (iv) the Registration Statement.

Terra Capital, Inc.

and each of the Guarantors

June 12, 2003

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes, the Exchange Notes and the Guarantees will be validly issued and binding obligations of the Issuer and Guarantors, respectively.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Validity of the New Securities” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware and the Delaware case law decided thereunder, or the federal law of the United States.For purposes of our opinion that the Guarantees will be validly issued and binding obligations of Terra Real Estate Corp. and Terra Industries Inc., we have assumed the Indenture has been duly authorized, executed and delivered and the Exchange Notes and Guarantees have been duly authorized by Terra Real Estate Corp. and Terra Industries Inc. We note in that regard that you have received the opinions of Mark Kalafut (with respect to Terra Real Estate Corp. under Iowa law) and Piper Marbury Rudnick & Wolfe LLP (with respect to Terra Industries Inc. under Maryland law) to the

Terra Capital, Inc.

and each of the Guarantors

June 12, 2003

effect that the Indenture was duly authorized, executed and delivered and the Exchange Notes and Guarantees were duly authorized by Terra Real Estate Corp. and Terra Industries Inc. under the laws of Iowa and Maryland, respectively. We are not admitted to practice in the States of Iowa and Maryland.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

KIRKLAND & ELLIS

/s/    Kirkland & Ellis

SCHEDULE A

Beaumont Ammonia Inc.	Delaware

Beaumont Holdings Corporation	Delaware

BMC Holdings Inc.	Delaware

Port Neal Corporation	Delaware

Terra (UK) Holdings Inc.	Delaware

Terra Capital Holdings, Inc.	Delaware

Terra Industries Inc.	Maryland

Terra International (Oklahoma) Inc.	Delaware

Terra International Inc.	Delaware

Terra Methanol Corporation	Delaware

Terra Nitrogen Corporation	Delaware

Terra Real Estate Corp.	Iowa